EXHIBIT 99.1

Contact:

Investors:	Media:
Ann Tanabe Director, Investor Relations and Corporate Communications Encysive Pharmaceuticals (713) 796-8822	Daniel Budwick BMC Communications (212) 477-9007 ext. 14

Stephen L. Mueller Vice President, Finance and Administration Encysive Pharmaceuticals (713) 796-8822

Hershel Berry The Trout Group (415) 392-3385

FOR IMMEDIATE RELEASE

Encysive Pharmaceuticals Reports Fourth Quarter and Year End 2004 Results

Conference Call Scheduled for Today at 4:30 p.m. EST

HOUSTON – February 17, 2005 – Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the fourth quarter and year ending December 31, 2004.

“Our success with Thelin™ in STRIDE-2 for the treatment of pulmonary arterial hypertension marks the culmination of an extremely productive year for Encysive,” said Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. “This data builds upon the important clinical progress we have achieved over the course of 2004 in STRIDE-4 and STRIDE-6 with Thelin and we’re well positioned to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) and other regulatory authorities.”

Fourth Quarter 2004 Financial Overview

•	For the fourth quarter of 2004, the Company reported a net loss of approximately $14.7 million, or $0.26 per basic and diluted share, compared to a net loss of $8.7 million, or $0.19 per basic and diluted share, for the same period in 2003. The increase in net loss in the fourth quarter of 2004 was due primarily to an increase in operating expenses of approximately $8.0 million from the same period in 2003, primarily reflecting the increased costs of the ongoing clinical trials, and preparation work for filing a NDA for Thelin. The increase in net loss per share was also impacted by the higher number of outstanding shares in the quarter due to the completion of public offerings of common stock in December 2003 and September 2004.

•	Revenues in the fourth quarter of 2004 were approximately $5.0 million, compared to $2.7 million in the comparable quarter of 2003. The increase in the fourth quarter of 2004 was primarily due to the Company’s royalties earned on net sales of Argatroban by GlaxoSmithKline (GSK) which increased to $4.6 million compared to $1.8 million in the comparable quarter of 2003, an increase of 156%. In addition to increased net sales of Argatroban in the fourth quarter of 2004, royalties increased due to additional royalties earned for attainment of a net sales threshold by GSK. Royalties are paid based on a tiered structure that must be attained annually.

•	Cash, cash equivalents and investments at December 31, 2004 were $69.1 million, including $35.6 million in net proceeds from a public offering of common stock completed in September 2004, compared to $85.5 million at December 31, 2003.

Year 2004 Financial Highlights

•	Net loss for the year ended December 31, 2004 was approximately $54.7 million, or $1.01 per basic and diluted share, compared to a net loss of $35.3 million, or $0.80 per basic and diluted share, for fiscal 2003. The increase in net loss and loss per share for the year 2004 was primarily due to the increase in research and development expense related to our late stage clinical trial program for Thelin. The increase in net loss per share was also impacted by the higher number of outstanding shares due to the completion of public offerings of common stock in December 2003 and September 2004.

•	Total research and development expenses, including Encysive, L.P., increased from $31.8 million in 2003 to $58.2 million in 2004. The increase in research and development expenses for the year 2004 was primarily related to our late stage clinical trial program for Thelin.

•	Revenues in 2004 were $13.8 million compared to $11.6 million in 2003. Research agreement revenue was approximately $1.5 million in 2004 as compared to $3.0 million in 2003 due to the conclusion in June of 2004 of research payments in our agreement with Schering-Plough. The Company’s royalties on net sales of Argatroban increased to $10.6 million in 2004, compared to $5.4 million in 2003, an increase of 97% on net sales of $55.3 million. In addition to increased net sales of Argatroban in 2004, royalties increased due to additional royalties earned for attainment of a net sales threshold by GSK. Royalties are paid based on a tiered structure that must be attained annually. Approximately 64% of the increase in royalties was due to increases in net sales and 36% was due to the threshold attainment.

Recent Events

•	The Company reported on February 14, 2005 that STRIDE-2, its pivotal Phase III safety and efficacy trial, conducted under a special protocol assessment with the FDA, met the primary endpoint of improved six minute walk (6MW) in patients receiving 100 mg of Thelin. The 100 mg group saw a statistically significant increase of 31.4 meters over placebo (p=0.03). Bosentan (Tracleer®), the only approved oral product for pulmonary arterial hypertension, increased the 6MW by 29.5 meters, while patients on placebo saw their conditions deteriorate. A 50 mg dose of Thelin was also evaluated to explore the lower end of the dose response curve but did not achieve statistical significance versus placebo and the Company does not anticipate seeking registration for this dose in adults. Importantly, Thelin demonstrated a favorable safety profile. The 100 mg dose of Thelin was associated with a 3% rate of liver function abnormality in the 18-week study, compared to 11% for bosentan and 6% for placebo. In the study, patients were randomized to receive placebo once daily, 100 mg of Thelin once daily, 50 mg of Thelin once daily, or twice daily bosentan, as indicated by its package insert. Additional data will be presented at the annual meeting of the American Thoracic Society on May 23, 2005 in San Diego.

2004 Company Highlights

•	The Company announced topline results from STRIDE-4 showing 100 mg Thelin as statistically more active than 50 mg, with a favorable safety profile. Due to an unexpected placebo response and the small size of the trial, 100 mg of Thelin® did not achieve significance versus placebo in this non-pivotal trial.

•	Thelin received Orphan Drug Designation in the United States and Europe.

•	Encysive reported positive results from the STRIDE-6 study of Thelin in PAH patients who discontinued treatment with bosentan due to lack of efficacy or for safety reasons.

•	Results from a drug interaction study of Thelin and sildenafil (Viagra®) demonstrated a pharmacokinetic drug-drug interaction, which the Company believes is unlikely to necessitate dosage adjustments of either compound.

•	Thelin data was presented at leading medical meetings in the United States and Europe, including the American College of Rheumatology Annual Scientific Meeting, European Respiratory Society 14th Annual Congress, European Society of Cardiology Annual Congress, annual meetings of the American College of Cardiology and American Heart Association (AHA) and the 100th International Conference of the American Thoracic Society.

•	Encysive’s first scientific symposia were held at the American College of Chest Physicians (CHEST) and AHA meetings.

•	The Company successfully completed a common stock offering raising $36.5 million.

Year 2005 Financial Guidance

As a result of the new data from STRIDE-2, Encysive is now in the process of forecasting financial guidance based on moving Thelin forward towards regulatory filings, further R&D and pre-commercialization activities. The Company expects to provide 2005 financial guidance in the first half of 2005.

Upcoming Events

•	BIO CEO & Investor Conference- February 23-24, 2005.

•	SG Cowen’s 25th Annual Health Care Conference- March 14-17, 2005.

•	The Company has previously guided an expectation for filing a NDA with the FDA in April 2005. Based on current data collection progress, Encysive believes that the NDA may be submitted in May 2005. Regulatory submissions in other territories are expected to follow thereafter.

•	Presentation of abstracts at the American Thoracic Society Annual Meeting- May 20-25, 2005

Conference Call Information

Encysive Pharmaceuticals will host a conference call today at 4:30 p.m. EST. To participate in the call, dial (612) 288-0318; passcode Encysive Pharmaceuticals. The conference call is also being webcast and can be accessed via Encysive’s web site at www.encysive.com.

A replay of the call will be available until Monday, February 21, 2005 at 11:59 p.m. EST at (320) 365-3844; access code 769973. Additionally, a replay of the webcast will be available on the Company’s web site through March 18, 2005.

About Thelin and PAH

Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.

About Encysive Pharmaceuticals Inc.

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-

approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing, and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. Encysive undertakes no duty to update or revise these forward-looking statements.

ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)

Consolidated Summary of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$4,970	$2,700	$13,778	$11,557

Operating expenses:

Research and development	16,197	10,311	58,159	29,420
Purchase of in-process research and development	—	—	—	8,363
Equity in loss of Encysive, L.P.	—	—	—	2,386
General and administrative	3,993	1,882	12,113	9,134

Total expenses	20,190	12,193	70,272	49,303

Operating loss:	(15,220)	(9,493)	(56,494)	(37,746)
Investment income, net	298	324	1,079	1,228
Minority interest in Revotar	268	457	755	1,225

Net loss	$(14,654)	$(8,712)	$(54,660)	$(35,293)

Net loss per common share:
(basic and diluted)	$(0.26)	$(0.19)	$(1.01)	$(0.80)
Weighted average common shares outstanding:	57,397	44,875	53,942	44,072
(basic and diluted)

Condensed Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
	2004	2003
Cash, cash equivalents, investments and accrued interest	$69,101	$85,489
Other assets	11,671	8,909

Total assets	80,772	94,398

Total liabilities	16,927	15,917
Deferred income	1,680	2,240
Minority interest in affiliate	628	1,384
Stockholders’ equity	61,537	74,857

Total liabilities and stockholders’ equity	$80,772	$94,398